Exhibit 23.2

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Cloudastructure, Inc. on Form 10-K of our Report of Independent Registered Public Accounting Firm, dated September 10, 2024, on the balance sheet of Cloudastructure, Inc. as of December 31, 2023, and 2022, and the related statements of operations, changes in stockholder's equity and cash flows for the year then ended.

We also consent to the references to us under the headings "Experts" in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

September 10, 2024